UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2014

Commission file number 000-51384

INTERMETRO COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0476779
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2685 Park Center Drive, Building A,
Simi Valley, California 93065
(Address of principal executive offices)  (zip code)

(805) 433-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of  (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of  (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 28, 2014, InterMetro Communications, Inc. (the “Company”), sold 800,000 shares of Series C Preferred Stock together with warrants to purchase 800,000 shares of common stock at an exercise price of $0.25 cents per share in exchange for a total purchase price of $800,000. The securities were sold to accredited investor(s) in a private placement that was exempt from registration under Regulation D of the Securities Act of 1933, as amended. An investor generally has the right to acquire up to $300,000 in additional Series C Preferred stock prior to the Company issuing such additional available Series C Preferred stock. The rights of the Series C Preferred stock are set forth in the Certificate of Designation attached as Exhibit 3.1.

Item 3.03 Material Modification to Rights of Security Holders

On November 28, 2014, the Company authorized Series C Preferred Stock described in Item 5.03 below. This description is qualified in its entirety by reference to the Certificate of Designation which is attached as Exhibit 3.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 28, 2014, the Company established the rights and preferences of Series C Preferred Stock. The number of authorized shares is 1,300,000 and the shares are non-voting. The shares generally may be redeemed by the Company for $1.00 per share plus payment of any accrued but unpaid dividends. This description is qualified in its entirety by reference to the Certificate of Designation which is attached as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1           Certificate of Designation of Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMETRO COMMUNICATIONS, INC.

Dated: December 3, 2014	By:	/s/ Charles Rice
Charles Rice
Chief Executive Officer